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Exhibit 99.1

The Immune Response Corporation Announces
Proposed Private Offering Of Common Stock
and Warrants

        Initial Funding of Offering of $8 Million Could Rise to $36 Million
On Exercise of All Warrants

        CARLSBAD, Calif., July 9—The Immune Response Corporation (Nasdaq: IMNR) announced today it is seeking to raise, subject to market and other conditions, up to $8 million in gross proceeds ($10.4 million if the 30% overallotment option is exercised) through a private offering of units comprised of common stock and warrants that could increase up to $36 million upon the exercise of all warrants.

        The Company intends to use the net proceeds of the offering to repay a portion of its outstanding indebtedness to Transamerica Technology Finance Corporation, for general corporate purposes and also to begin the completion of the Company's production facility in Pennsylvania.

        The number of shares and warrants included in the units will depend on the average market value of the Company's common stock for the ten day period prior to the closing of the offering. The warrants included in the units will be exercisable for one share of common stock and one warrant, which will also be exercisable for one share of common stock. All warrants will have a five-year term and may be redeemed by the Company depending on the price performance of its common stock.

        The offering will be made only to qualified accredited investors in accordance with Section 4(2) under the Securities Act of 1933 and the rules and regulations promulgated thereunder.

        The securities to be offered have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of these securities.

        This news release contains forward-looking statements. Actual results could vary materially from those expected due to a variety of risk factors, including, but not limited to, the Company's intention to raise proceeds through this offering and sale of units of common stock and warrants, the intended use of proceeds and the anticipated terms of any agreements relating to the purchase of such units. The Company's ability to complete the offering will depend on, among other things, market and general economic conditions. In addition, the Company's ability to complete this offering and the Company's business are subject to the significant risks and uncertainties discussed more thoroughly in The Immune Response Corporation's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2001 (as amended) and report on Form 10-Q for the quarter ended March 31, 2002. The Company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements, which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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The Immune Response Corporation Announces Proposed Private Offering Of Common Stock and Warrants